                                                                Exhibit 19









                                 1st
                              FRANKLIN
                              FINANCIAL
                             CORPORATION



                              QUARTERLY
                         REPORT TO INVESTORS
                               FOR THE
                         THREE MONTHS ENDED
                           MARCH 31, 1998

                        MANAGEMENT'S LETTER

Financial Condition:
-------------------
   Business activity during the first quarter of 1998 followed the historical downward trend of first quarters in previous years. Post-Christmas declines in loan demand caused net receivables (gross receivables less unearned finance charges) to decline $5.6 million (4%) during the quarter just ended as compared to the amount outstanding at December 31, 1997. As a result of the decrease in the loan portfolio, overall assets declined $2.0 million (1%) during the quarter just ended.

   The Company's investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various Georgia municipal bonds, many of which have various call provisions for early redemptions. Early redemptions due to call provisions being exercised by various issues of bonds resulted in a $3.6 million (11%) decrease in investment securities during the first three months of 1998. These funds were transferred to cash and cash equivalents for reinvestment in short-term interest bearing accounts.

   Cash and cash equivalents increased $6.8 million (27%) during the same period due to the aforementioned redemptions of investment securities. Surplus funds generated from loan payments also contributed to the increase.

   Disbursement of the prior year's accrued incentive bonus in February, 1998 and the annual contribution to the Company's employee profit sharing plan were the primary causes of the $1.5 million (15%) decrease in other liabilities during the quarter just ended as compared to the prior year-end.

Results of Operations:
---------------------
   Pre-tax income rose $1.4 million (106%) during the 3 months ended March
31, 1998 as compared to the same period in 1997. Gross revenues rose $.7 million (5%) during the comparable periods and overall expenses declined by approximately the same amount. The primary source of revenue for the Company is interest income generated from the loan portfolio. The rise in revenues resulted from increased interest income earned on higher levels of average net outstanding receivables during the current quarter as compared to the same quarter a year ago. Average net receivables increased $2.4 million (2%) to $145.5 million at March 31, 1998 from $143.0 million at March 31, 1997.

   Although average debt securities outstanding increased to $136.1 million during the current year from $131.4 during the same period a year ago, the favorable interest rate environment enabled Management to keep increases in interest expense to a minimal amount.

   A decline in the Company's loan loss provision and lower other operating expenses are the two primary factors responsible for the overall decrease in expenses during the quarter ended March 31, 1998 as compared to the same quarter a year ago. Lower loan charge offs during the quarter just ended and higher collections on loans previously charged off resulted in the Company's loan loss provision declining $.5 million (42%) during the comparable periods.

   Other operating expenses such as personnel expenses and occupancy expenses increased 8% during the comparable periods mainly due to merit salary increases effective January 1 and the opening of 15 new branch offices during the past 13 months. However, overall other operating expenses declined due to a decrease in legal expenses. During the first quarter of 1997, the Company reached settlement agreements with certain borrowers who had previously asserted claims or had stated their intention to file claims against the Company. The settlements and associated legal fees caused legal expense to be significantly higher during the quarter ended March 31,1997 as compared to the quarter just ended.

   Effective January 1, 1997, the Company elected S corporation status for income tax reporting purposes for the Parent Company. The Company took a one-time charge of approximately $3.6 million during the first quarter of 1997 to expense the previously paid income taxes which it was not permitted to expense prior to election of becoming an S corporation. Income taxes during the current year reflect only the taxes of the Company's insurance subsidiaries which are not S corporations. Taxes of the Parent are now paid by the shareholders.

Liquidity:
---------
     Liquidity requirements of the Company are financed through the collection of receivables and through the issuance of public debt securities. Continued liquidity of the Company is therefore dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public. In addition to the securities program, the Company has two external sources of funds through the use of two Credit Agreements. One agreement provides for available borrowing of $21.0 million. Available borrowings were $21.0 million at March 31, 1998 and December 31, 1997, relating to this agreement. Another agreement provides for an additional $2.0 million for general operating purposes. Available borrowings under this agreement were $2.0 million at March 31, 1998 and December 31, 1997.

   Liquidity was not adversely affected by delinquent accounts as the percentage of outstanding receivables 60 days or more past due remained at 6.4% at March 31, 1998 as compared to December 31, 1997.


Other:
-----
   Other various legal proceedings are pending against the Company in Alabama and Georgia alleging violations of consumer lending laws and violations in connection with the sale of credit insurance and loan refinancing. Management believes that the Company's operations are in compliance with applicable regulations and that the actions are without merit, and the Company is diligently contesting the remaining complaints. Based upon information currently available to the Company, the Company does not believe that any of the currently pending legal proceedings would, individually or in the aggregate, have a material adverse effect upon the Company, although there can be no assurance thereof.

                        1st FRANKLIN FINANCIAL CORPORATION
                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                    March 31,     December31,
                                                      1998           1997
                                                      ----           ----
                                                   (Unaudited)     (Audited)
                                     ASSETS

CASH AND CASH EQUIVALENTS  . . . . . . . . . . .  $ 31,965,954   $ 25,122,077
                                                  ------------   ------------

LOANS, net . . . . . . . . . . . . . . . . . . .   128,121,641    132,701,248
                                                  ------------   ------------
INVESTMENT SECURITIES:
   Available for Sale, at market value . . . . .    27,384,215     31,688,998
   Held to Maturity, at amortized cost . . . . .     1,947,037      1,252,757
                                                  ------------   ------------
                                                    29,331,252     32,941,755
                                                  ------------   ------------

OTHER ASSETS . . . . . . . . . . . . . . . . . .     9,734,644     10,400,492
                                                  ------------   ------------

            TOTAL ASSETS . . . . . . . . . . . .  $199,153,491   $201,165,572
                                                  ============   ============


                    LIABILITIES  AND STOCKHOLDERS' EQUITY

SENIOR DEBT. . . . . . . . . . . . . . . . . . .  $ 95,779,894   $ 98,929,587
OTHER LIABILITIES. . . . . . . . . . . . . . . .     8,714,326     10,255,315
SUBORDINATED DEBT  . . . . . . . . . . . . . . .    37,647,794     37,246,521
                                                  ------------   ------------
            Total Liabilities. . . . . . . . . .   142,142,014    146,431,423
                                                  ------------   ------------

STOCKHOLDERS' EQUITY:
   Preferred Stock; $100 par value . . . . . . .            --             --
   Common Stock:
     Voting Shares $100 par value; 2,000 shares
       authorized; 1,700 shares outstanding. . .       170,000        170,000
     Non-Voting Shares; no par value;
          198,000 shares authorized;
          168,300 shares outstanding . . . . . .            --             --
   Accumulated Other Comprehensive Income. . . .       294,146        342,810
   Retained Earnings . . . . . . . . . . . . . .    56,547,331     54,221,339
                                                  ------------   ------------
             Total Stockholders' Equity. . . . .    57,011,477     54,734,149
                                                  ------------   ------------
          TOTAL LIABILITIES AND
              STOCKHOLDERS' EQUITY . . . . . . .  $199,153,491   $201,165,572
                                                  ============   ============


         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      1st FRANKLIN FINANCIAL CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME

                                                        Three Months Ended
                                                             March 31
                                                    -------------------------
                                                            (Unaudited)
                                                        1998          1997
                                                        ----          ----

INTEREST INCOME. . . . . . . . . . . . . . . . . .  $11,123,009   $10,638,144

INTEREST EXPENSE . . . . . . . . . . . . . . . . .    2,177,855     2,138,228
                                                    -----------   -----------
NET INTEREST INCOME. . . . . . . . . . . . . . . .    8,945,154     8,499,916

   Provision for Loan Losses . . . . . . . . . . .      727,980     1,256,606
                                                    -----------   -----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES . . . . . . . . . . .    8,217,174     7,243,310
                                                    -----------   -----------
NET INSURANCE INCOME . . . . . . . . . . . . . . .    3,620,380     3,484,533
                                                    -----------   -----------
OTHER REVENUE. . . . . . . . . . . . . . . . . . .      118,514       128,889
                                                    -----------   -----------
OTHER OPERATING EXPENSES:
   Personnel Expense . . . . . . . . . . . . . . .    5,601,337     5,165,094
   Occupancy . . . . . . . . . . . . . . . . . . .    1,339,981     1,237,441
   Other . . . . . . . . . . . . . . . . . . . . .    2,319,758     3,147,124
                                                    -----------   -----------
     Total . . . . . . . . . . . . . . . . . . . .    9,261,076     9,549,659
                                                    -----------   -----------

INCOME BEFORE INCOME TAXES . . . . . . . . . . . .    2,694,992     1,307,073

   Provision for Income Taxes:
     Current Provision . . . . . . . . . . . . . .      368,166       366,956
     Deferred Tax Provision (See Note 5) . . . . .          834     3,604,560
                                                    -----------   -----------
                                                        369,000     3,971,516
                                                    -----------   -----------

NET INCOME . . . . . . . . . . . . . . . . . . . .    2,325,992    (2,664,443)

RETAINED EARNINGS, beginning of period . . . . . .   54,221,339    53,200,768
                                                    -----------   -----------
RETAINED EARNINGS, end of period . . . . . . . . .  $56,547,331   $50,536,325
                                                    ===========   ===========
EARNINGS PER SHARE:
     Voting Common Stock; 1700 Shares
        Outstanding all periods. . . . . . . . . .      $ 13.68      $ (15.67)
     Non-Voting Common Stock; 168,201 Shares            =======      ========
        Outstanding all periods  . . . . . . . . .      $ 13.68      $ (15.67)
                                                        =======      ========


        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      1st FRANKLIN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (Decrease) in Cash and Cash Equivalents

                                                        Three Months Ended
                                                             March 31
                                                    -------------------------
                                                           (Unaudited)
                                                        1998          1997
                                                    -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income . . . . . . . . . . . . . . . . . .    $ 2,325,992   $(2,664,443)
  Adjustments to reconcile net income
  to net cash provided by operating activities:
     Provision for Loan Losses . . . . . . . . .        727,980     1,256,606
     Depreciation and Amortization . . . . . . .        312,142       300,144
     Deferred Income Taxes . . . . . . . . . . .            834     3,608,522
     Other, net. . . . . . . . . . . . . . . . .          5,270          (405)
     Decrease in Miscellaneous assets. . . . . .        475,258       186,056
     (Decrease) in Accounts Payable and
        Accrued Expenses . . . . . . . . . . . .     (1,527,487)   (1,524,301)
            Net Cash Provided by                    -----------   -----------
              Operating Activities . . . . . . .      2,319,989     1,162,179
                                                    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans Originated or purchased. . . . . . . . .    (23,431,680)  (25,425,571)
  Loan Payments. . . . . . . . . . . . . . . . .     27,283,307    27,955,858
  Purchases of marketable debt securities. . . .     (4,458,986)   (6,949,293)
  Principal payments on securities . . . . . . .         31,220        68,498
  Sales of marketable securities . . . . . . . .             --        75,000
  Redemptions of securities. . . . . . . . . . .      7,970,000     1,000,000
  Other, net . . . . . . . . . . . . . . . . . .       (121,553)     (202,830)
            Net Cash Provided by                    -----------   -----------
              Operating Activities . . . . . . .      7,272,308    (3,478,338)
                                                    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (Decrease) in Senior Debt . . . . . .     (3,149,693)      768,083
  Subordinated Debt Issued . . . . . . . . . . .      1,774,326     2,198,871
  Subordinated Debt redeemed . . . . . . . . . .     (1,373,053)   (1,518,801)
            Net Cash Provided                       -----------   -----------
              by Financing Activities. . . . . .     (2,748,420)    1,448,153
                                                    -----------   -----------
NET DECREASE IN CASH
  AND CASH EQUIVALENTS . . . . . . . . . . . . .      6,843,877      (868,006)

CASH AND CASH EQUIVALENTS, beginning . . . . . .     25,122,077    27,432,705
                                                    -----------   -----------
CASH AND CASH EQUIVALENTS, ending. . . . . . . .    $31,965,954   $26,564,699
                                                    ===========   ===========

Cash Paid during the period for:  Interest . . .    $ 2,205,668   $ 2,012,581
                                  Income Taxes .         18,940       229,000


         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                   -NOTES-

1. The accompanying interim financial information of 1st Franklin Financial Corporation and subsidiaries (the Company) should be read in conjunction with the annual financial statements and notes thereto as of December 31, 1997 and for the years then ended included in the Company's December 31, 1997 Annual Report.

2. In the opinion of Management of the Company, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 1998, and December 31, 1997, and the results of its operations and its cash flows for the three months ended March 31, 1998 and 1997. While certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, the Company believes that the disclosures herein are adequate to make the information presented not misleading.

3. The results of operations for the three months ended March 31, 1998, are not necessarily indicative of the results to be expected for the full fiscal year.

4. The computation of Earnings per Share is self-evident from the Consolidated Statement of Income and Retained Earnings.

5. Deferred tax provision for March 31, 1997 includes a $3.6 million one time non-recurring charge to expense accumulated prepaid tax at January 1, 1997 as a result of the Company electing "S corporation" status for income tax reporting purposes.

6. In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". The Company had comprehensive income (loss), which is comprised of net income and unrealized gains or losses on securities held as available for sale, of $2,277,328 and $(2,928,501) for the three months ended March 31, 1998 and 1997, respectively.

                             BRANCH OPERATIONS
                              -----------------
       Isabel Vickery Youngblood . . . . . . . . .  Senior Vice President
       A. Jarrell Coffee . . . . . . . . . . . . .  Vice President
       Jack R. Coker . . . . . . . . . . . . . . .  Vice President

       Robert J. Canfield  . . . . . . . . . . . .  Area Vice President
       J. Michael Culpepper. . . . . . . . . . . .  Area Vice President
       Ronald F. Morrow. . . . . . . . . . . . . .  Area Vice President

                                 SUPERVISORS
                                 -----------
Regina Bond         Jack Hobgood         Mike Lyles           Darryl Parker
Ronald Byerly       Bruce Hooper         Johnny McEntyre      Henrietta Reathford
Susie Cantrell      Janice Hyde          Brian McSwain        Timonth Schmotz
Donald Carter       Judy Landon          Dianne Moore         Barbara Sims
Rhonda Davis        Jeff Lee             Melvin Osley         Gaines Snow
Donald Floyd        Tommy Lennon         Dale Palmer          Marc Thomas
                                   OFFICES
                                   -------
Alabama Offices:    Georgia Offices:     Georgia Offices:     Louisiana Offices:
---------------     ---------------      ---------------      -----------------
Alexander City      Blue Ridge           Hogansville          Alexandria
Andalusia           Bremen               Jackson              Jena
Arab                Brunswick            Jasper               Marksville
Athens              Buford               Jefferson            Natchitoches
Bessemer            Butler               Jesup                Pineville
Birmingham          Cairo                LaGrange
Clanton             Calhoun              Lavonia              Mississippi Offices:
Cullman             Canton               Lawrenceville        -------------------
Decatur             Carrollton           Madison              Bay St. Louis
Dothan              Cartersville         Manchester           Carthage
Enterprise          Cedartown            McDonough            Columbia
Fayette             Chatsworth           McRae                Grenada
Florence            Clarkesville         Milledgeville        Gulfport
Gadsden             Claxton              Monroe               Hattiesburg
Geneva              Clayton              Montezuma            Jackson
Hamilton            Cleveland            Monticello           Pearl
Huntsville          Cochran              Moultrie             Picayune
Jasper              Commerce             Nashville
Madison             Conyers              Newnan               South Carolina Offices:
Moulton             Cordele              Perry                ----------------------
Muscle Shoals       Cornelia             Richmond Hill        Aiken
Opp                 Covington            Rome                 Anderson
Ozark               Cumming              Royston              Cayce
Prattville          Dallas               Sandersville         Clemson
Russellville        Dalton               Savannah             Columbia
Scottsboro          Dawson               Statesboro           Conway
Selma               Douglas              Swainsboro           Easley
Sylacauga           Douglasville         Sylvania             Florence
Troy                Eastman              Sylvester            Gaffney
Tuscaloosa          Elberton             Thomaston            Greenville
                    Ellijay              Thomson              Greenwood
Georgia Offices:    Forsyth              Tifton               Greer
---------------     Fort Valley          Toccoa               Lancaster
Adel                Gainesville          Valdosta             Laurens
Albany              Garden City          Vidalia              Marion
Alma                Georgetown           Warner Robins        Orangeburg
Americus            Greensboro           Washington           Rock Hill
Arlington           Griffin              Waycross             Seneca
Athens              Hartwell             Winder               Spartanburg
Bainbridge          Hawkinsville                              Union
Barnesville         Hazlehurst                                York
Baxley              Hinesville
Blakely

                             DIRECTORS
                             ---------

                         Ben F. Cheek, III
               Chairman and Chief Executive Officer
                1st Franklin Financial Corporation

                          Lorene M. Cheek
                             Homemaker

                          Jack D. Stovall
            President, Stovall Building Supplies, Inc.

                      Dr. Robert E. Thompson
                     Physician, Toccoa Clinic



                        EXECUTIVE OFFICERS
                        ------------------

                         Ben F. Cheek, III
               Chairman and Chief Executive Officer

                          T. Bruce Childs
               President and Chief Operating Officer

                         A. Roger Guimond
            Vice President and Chief Financial Officer

                            Lynn E. Cox
                             Secretary

                          Linda L. Sessa
                             Treasurer



                              COUNSEL
                              -------

                    Jones, Day, Reavis & Pogue
                     3500 One Peachtree Center
                    303 Peachtree Street, N.E.
                   Atlanta, Georgia  30308-3242



                             AUDITORS
                             --------

                        Arthur Andersen LLP
                    133 Peachtree Street, N.E.
                      Atlanta, Georgia  30303